UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

ADVO

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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December 22, 2004

Dear Stockholder:

      You are cordially invited to the Annual Meeting of Stockholders of ADVO, Inc., to be held on Thursday, January 20, 2005, at the Company’s corporate headquarters, One Targeting Centre, Windsor, Connecticut, commencing at 11:30 A.M. (EST).

      At the meeting, you will be asked to elect the members of the Board of Directors; to ratify the appointment of independent auditors for the fiscal year ending September 24, 2005; and to transact such other business as may properly be brought before the meeting.

      In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for you to ask questions of general interest. Important information is contained in the accompanying proxy statement, which you are urged to read carefully.

      It is important that your shares are represented and voted at the meeting, regardless of the number you own and whether you plan to attend. Accordingly, you are requested to mark, sign, date and return the enclosed proxy in the envelope provided at your earliest convenience or submit your proxy electronically through the Internet or by telephone.

      Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely,

S. SCOTT HARDING
Chief Executive Officer

ADVO, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

       The Annual Meeting of Stockholders of ADVO, Inc. (the “Company”) will be held at the Company’s corporate headquarters, One Targeting Centre, Windsor, Connecticut, on Thursday, January 20, 2005, at 11:30 A.M. (EST), to consider and take action on the following items:

1. The election of eight directors, as described in the attached proxy statement, to serve until the Annual Meeting of Stockholders in 2006;

2. The ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending September 24, 2005; and

3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

      Only holders of Common Stock of record at the close of business on November 26, 2004 are entitled to vote at the meeting or any adjournment thereof. A list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose related to the meeting during ordinary business hours for ten days prior to the meeting at the Company’s corporate headquarters, One Targeting Centre, Windsor, Connecticut. The Annual Report to Stockholders, this Proxy Statement and the Proxy Card attached hereto were first delivered to Stockholders on or about December 22, 2004.

By Order of the Board of Directors

STEPHEN L. PALMER
Secretary

Windsor, Connecticut

December 22, 2004

YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

ADVO, INC.

PROXY STATEMENT

2005 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE MEETING

      This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders (the “Meeting”) of ADVO, Inc. (the “Company” or “ADVO”), a Delaware corporation, to be held at the Company’s corporate headquarters, One Targeting Centre, Windsor, Connecticut, on Thursday, January 20, 2005 at 11:30 A.M. (EST).

What is the purpose of the Meeting?

      At the Meeting holders of ADVO Common Stock, par value $.01 per share (“Common Stock”), of record at the close of business on November 26, 2004 (the “Record Date”) will act, in person or by proxy, upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors and the ratification of the Company’s independent auditors. In addition, management will report on the Company’s performance and respond to questions from stockholders.

Who can attend the Meeting?

      All holders of Common Stock as of the Record Date, or their duly appointed proxy, may attend the Meeting. If you plan to attend the Meeting, please check the appropriate box on your proxy card. The Company will then place your name on an admission list held at the entrance to the Meeting.

Who is entitled to vote at the Meeting?

      Only holders of Common Stock as of the Record Date are entitled to notice of and to vote at the meeting. On the Record Date, there were 30,953,354 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

Why did I receive this proxy statement?

      Pursuant to the records of the Company, you were a holder of Common Stock as of the Record Date. Your interest and participation in the affairs of the Company are greatly appreciated. The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Company.

      The cost of soliciting proxies on the accompanying form will be paid by the Company. The Company will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to the beneficial owners of the Company’s Common Stock to secure their voting instructions, if necessary. The Company will reimburse banks, brokers, custodians, nominees and fiduciaries for their expenses in so doing. Directors, officers and regular employees of the Company, who receive no compensation for their services other than their regular salaries, may solicit proxies personally, by telephone and by electronic mail from stockholders. The Company has retained Mellon Investor Services LLC to assist in the solicitation of proxies at an estimated cost of $10,000, which will be paid by the Company.

How do I vote?

      There are four ways to vote:

1.	Through the Internet by visiting a website established for that purpose at http://www.eproxy.com/ad and following the instructions;

2.	By telephone by calling the toll-free number 1-800-435-6710 and following the recorded instructions;

3.	By completing and mailing your proxy card, which is enclosed herewith; or

4.	By written ballot at the Meeting.

      Instead of submitting proxies by mail on the enclosed proxy card, stockholders have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there may be separate arrangements for using the Internet and telephone depending on whether your shares are registered in the Company’s stock records in your name or in the name of a brokerage firm or bank. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which voting options are available.

      The Internet and telephone procedures described above for submitting your proxy are designed to authenticate stockholders’ identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

May I revoke my proxy?

      A stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted, by notifying the Corporate Secretary in writing of such revocation, by filing a duly executed proxy bearing a later date or by attending the meeting and voting in person. Properly executed proxies, not revoked, will be voted in accordance with the instructions contained thereon.

Who counts the votes?

      Mellon Investor Services LLC will tabulate the votes and act as inspector of the election.

What are the Board of Directors recommendations?

      The Board recommends voting as follows:

•	“For” the election of all eight nominees for director; and

•	“For” the ratification of the appointment of Ernst & Young LLP as independent auditors for fiscal year 2005.

What constitutes a quorum?

      The presence at the Meeting in person or by proxy, of that number of shares of Common Stock entitled to exercise a majority of the voting power constitutes a quorum. Abstentions and broker non-votes are considered votes present and are included in determining whether a quorum exists.

What vote is required to approve each item?

      Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for a nominee to be elected as a Director of the Company. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors up to the maximum number of Directors to be elected at the meeting. Votes withheld (abstentions) and broker non-votes will have no effect on the outcome of this proposal.

      Other Proposals. The ratification of the selection of Ernst & Young LLP as independent public accountants and the approval of any other matter that may be properly presented at the Meeting require the affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the matter. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Where can I find voting results?

      Preliminary voting results will be announced at the Annual Meeting. The Company will publish the final voting results in its Form 10-Q for the first quarter of fiscal year 2005.

Delivery of Annual Meeting Materials

      These proxy materials are first being mailed to stockholders on or about December 22, 2004. The Company’s Annual Report to Stockholders and Form 10-K for the fiscal year ended September 25, 2004 is being furnished concurrently herewith to stockholders of record. Additional copies of the Annual Report may be obtained upon written request to the Corporate Secretary, ADVO, Inc., One Targeting Centre, Windsor, CT 06095, or by telephone at 860-285-6100. The Annual Report is also available on the Company’s web site at www.advo.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      As of the Record Date, those persons known to the Company who beneficially owned more than 5% of the outstanding Common Stock were as follows:

	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned	Percent

Wellington Management Company LLP(1)	2,894,274	9.4%
75 State Street Boston, MA 02109
Barclays Global Investors Plc(1)	2,478,376	8.0%
54 Lombard Street London, England EC3P3AH
Artisan Partners Limited Partnership(1)	2,058,850	6.7%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202

(1)	The information relating to the ownership of the Common Stock by this entity is based on a statement on Form 13F for the quarter ended September 30, 2004 filed by such entity with the Securities and Exchange Commission (“SEC”).

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth certain information with respect to the Common Stock beneficially owned by the directors, nominees and persons named in the Summary Compensation Table on page 16 of this proxy statement and by all directors and executive officers as a group as of the Record Date. Except as otherwise indicated, each person listed has sole voting and investment power with respect to shares beneficially owned.

	Number of Shares
Name of Individual	of Common Stock		Percent

Myron L. Lubin	26,658	(1)	0.1%
Donald E. McCombs	278,076	(2)	0.9
Edwin Harless	147,281	(3)	0.5
Stephanie Molnar	135,187	(4)	0.4
S. Scott Harding	60,000	(5)	0.2
Todd C. Brown	37,500	(6)	0.1
David F. Dyer	45,750	(7)	0.2
Bobbie Gaunt	36,250	(8)	0.1
Charles M. Herington	4,500	(9)	*
Karen Kaplan	19,500	(10)	0.1
John J. Mahoney	33,000	(11)	0.1
Howard H. Newman	73,500	(12)	0.2
All Directors and executive officers as a group (18 persons)	1,133,871	(13)	3.6

*	Represents less than 0.1% of the outstanding common stock.

(1)	Includes 26,625 shares Mr. Lubin has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company’s stock option plans.

(2)	Includes 208,531 shares Mr. McCombs has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company’s stock option plans.

(3)	Includes 105,000 shares Mr. Harless has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company’s stock option plans.

(4)	Includes restricted stock grants of 9,000 shares awarded on February 9, 2004 and 10,000 shares awarded on November 1, 2004, and 96,728 shares Ms. Molnar has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company’s stock option plans.

(5)	Represents 60,000 shares of restricted stock awarded to Mr. Harding on November 1, 2004.

(6)	Includes 4,500 shares of restricted stock awarded on January 23, 2004 and 15,000 shares Mr. Brown has the right to acquire within 60 days of the Record Date pursuant to options granted under the Company’s stock option plans.

(7)	Includes 4,500 shares of restricted stock awarded on January 23, 2004 and 11,250 shares Mr. Dyer has the right to acquire within 60 days of the Record Date pursuant to option grants awarded by the Company.

(8)	Includes restricted stock grants of 4,500 shares awarded on January 23, 2004 and 10,000 shares awarded on October 14, 2004, and 15,000 shares Ms. Gaunt has the right to acquire within 60 days of the Record Date pursuant to options granted under the Company’s stock option plans.

(9)	Represents 4,500 shares of restricted stock awarded to Mr. Herington on December 13, 2004, upon his election to the Board.

(10)	Includes 4,500 shares of restricted stock awarded on November 17, 2003 and 15,000 shares Ms. Kaplan has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company’s stock option plans.

(11)	Includes 4,500 shares of restricted stock awarded on January 23, 2004 and 15,000 shares Mr. Mahoney has the right to acquire within 60 days of the Record Date pursuant to options granted under the Company’s stock option plans.

(12)	Includes 4,500 shares of restricted stock awarded on January 23, 2004 and 7,500 shares Mr. Newman has the right to acquire within 60 days of the Record Date pursuant to option grants awarded by the Company.

(13)	Includes 702,554 shares all directors and executive officers as a group have the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company’s stock option plans.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under the securities laws of the United States, the Company’s directors, its executive (and certain other) officers and any persons holding ten percent or more of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established. For fiscal 2004, the Company has been advised that all required reports of beneficial ownership of the Company’s Common Stock were timely filed except for James Dahmus’ Form 4 relating to the forfeiture of his restricted stock as a result of his resignation effective on March 25, 2004. The Form 4 was filed on April 1, 2004.

1. ELECTION OF DIRECTORS

      The By-laws of the Company provide for a Board of Directors consisting of not less than three nor more than 15 members, the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the number of Directors to be elected at the Meeting at eight. Each person elected as a director of the Company will hold office until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified.

      The stockholders elected all of the nominees set forth below to their present terms at the 2004 Annual Meeting, except Mr. Harding who was appointed to the Board on October 15, 2004 and Mr. Herington who was appointed to the Board on December 13, 2004. Each nominee has consented to being named herein and has agreed to serve if elected.

Nominees for Election

      S. SCOTT HARDING, age 56. Mr. Harding became Chief Executive Officer and was elected to the Board of Directors on October 15, 2004. From June 1992 to October 2004 he was Chairman and Chief Executive Officer of Newspaper Services of America (NSA) which he co-founded. NSA, the nation’s largest print media planning and buying agency, was sold to The Interpublic Group of Companies, Inc. in 1995.

      TODD C. BROWN, age 55. Mr. Brown has been a director of the Company since April 2000. Mr. Brown has been the Vice Chairman of ShoreBank Corporation since August 2003. Prior to joining ShoreBank, Mr. Brown held various positions with Kraft Foods, Inc. since 1985, and most recently served as Executive Vice President and President of its e-Commerce Division. Mr. Brown also serves on the Boards of JohnsonDiversey Inc., Colgate University and Chicago’s Metropolitan Planning Council.

      DAVID F. DYER, age 55. Mr. Dyer has been a director of the Company since May 1997. Mr. Dyer has been President and Chief Executive Officer and served as a director of Tommy Hilfiger Corporation since August 2003. Previous to that, from 1998 to July 2003, he was President and Chief Executive Officer of Lands’ End, Inc., as well as Executive Vice President and General Manager of Sears, Roebuck & Company’s Customer Direct business and the Great Indoors home business.

      BOBBIE GAUNT, age 58. Ms. Gaunt has been a director since August 2002. Ms. Gaunt was the Company’s Interim Chief Executive Officer from June 14, 2004 to October 14, 2004. Ms. Gaunt retired in December 2000, after over 28 years with Ford Motor Company where she was President and Chief Executive

Officer of Ford of Canada, Ltd. since 1997 and elected an officer, Vice President, of the Ford Motor Company in June 1999. Ms. Gaunt is also a Director of the Great Atlantic & Pacific Tea Company, serves as chair of the Board of Directors for The Saugatuck Center for the Arts and is a member of the Board of Advisors of the Katz Business School at the University of Pittsburgh.

      CHARLES M. HERINGTON, age 45. Mr. Herington was elected to the Board of Directors on December 13, 2004. Mr. Herington has been President and Chief Executive Officer of America Online Latin America, Inc. since February 1999. Mr. Herington also serves on the Boards of Coors Brewing Company and Adolph Coors Company and NII Holdings, Inc. (formerly known as Nextel International).

      KAREN KAPLAN, age 44. Ms. Kaplan has been a director since November 2003. Ms. Kaplan is the President of Hill, Holliday, Connors, Cosmopulos Inc., Boston, a subsidiary of The Interpublic Group of Companies, Inc., which is a group of advertising and specialized marketing and communication services companies. Ms. Kaplan has been with Hill, Holliday, Connors, Cosmopulos Inc., Boston since 1982. Ms. Kaplan serves on the Board of Dental Service of Massachusetts, which does business as Delta Dental of Massachusetts, and the United Way of Massachusetts Bay. Ms. Kaplan is vice chair of the Board of Directors of the Massachusetts Society for the Prevention of Cruelty to Children, serves on the Advisory Council of Urban Improv, and serves on the Board of Mentors of Community Servings.

      JOHN J. MAHONEY, age 53. Mr. Mahoney was appointed Non-Executive Chairman of the Board on June 14, 2004. Mr. Mahoney has been a director of the Company since January 2001. He is Executive Vice President and Chief Administrative Officer of Staples, Inc. Mr. Mahoney joined Staples as Chief Financial Officer in September 1996 and was promoted to his current position in October 1997. Prior to joining Staples, Mr. Mahoney was a partner with Ernst & Young LLP for 20 years and served in the Accounting and Auditing Group of the firm’s national office. Mr. Mahoney also serves on the Board of Tweeter Home Entertainment Group and Boston Sand & Gravel. Other affiliations include serving on the NASDAQ Issuer Affairs Committee and Co-Chair Jesuit Development Committee, New England Province.

      HOWARD H. NEWMAN, age 57. Mr. Newman has been a director of the Company since August 1986. Mr. Newman is Vice Chairman of Warburg Pincus LLC and has been employed by Warburg Pincus, LLC, a private equity investment firm, since January 1984 and has been a partner of Warburg, Pincus and Company since January 1987. Mr. Newman is also a Director of Newfield Exploration Company, Cox Insurance Holdings, Plc., Encore Acquisition Company, Spinnaker Exploration Company, and several privately owned companies. Mr. Newman also serves as a Trustee of The Salk Institute for Biological Studies and Chairman of the Yale-New Haven Economic Development Board.

The Board of Directors recommends a vote “FOR” each of the persons nominated by the Board.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

      The Board of Directors (the “Board”) is committed to good business practices, transparency in financial reporting, advocacy on behalf of the stockholders and the highest level of corporate governance. To that end, Corporate Governance Guidelines (the “Guidelines”) have been adopted by the Company to provide guidance to the Company and the Board to ensure effective corporate governance. The Guidelines cover topics including, director qualifications and responsibilities, Board committees, director access to officers and employees, access to outside directors, director compensation, director orientation, CEO evaluation and management succession, code of business ethics and conduct, and annual performance evaluation.

      The Corporate Governance Committee is responsible for overseeing, reviewing and recommending any changes to the Guidelines. The full text of the Guidelines is available through the Company’s web site at www.advo.com.

Code of Business Ethics and Conduct

      The Board has adopted a Code of Business Ethics and Conduct (the “Code”) which is applicable to all directors, officers, executives, employees and contractors of the Company. The Code is intended to focus these individuals on their duties and responsibilities, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director, officer, executive, employee and contractor must certify his or her compliance with the Code on an annual basis.

Independent Directors

      The Company has determined that all Board members are independent directors under the rules of the New York Stock Exchange (“NYSE”), with the exception of Mr. Harding, the Company’s Chief Executive Officer. Under the rules of the NYSE, a director is considered “independent” if the Board affirmatively determines that he or she has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In accordance with the rules of the NYSE, the Board used the following criteria to determine the independence of a director.

•	The existence of any family relationship with any director or officer of the Company or any of its subsidiaries.

•	Receipts from or payments to the Company or any of its subsidiaries by the director, immediate family member or any affiliated company for goods or services exceeding 2% or $1 million of the Company’s consolidated gross revenues, whichever is greater.

•	Indebtness to the director, immediate family member or affiliated company by the Company or any of its subsidiaries.

•	Whether the director was a member of the compensation committee or committees that perform similar functions at another company.

•	Whether the director, immediate family member or any affiliated company received any compensation from the Company or any of its subsidiaries, other than directors’ fees.

•	Whether the director ever was an employee or officer of the Company or any its subsidiaries.

•	Whether the director has been affiliated with or employed by a present or former auditor of the Company or any of its subsidiaries within the past six years.

Executive Sessions

      Mr. Mahoney was elected Lead Outside Director by all of the independent directors. As such, Mr. Mahoney chairs all of the executive sessions of the non-employee directors of the Board and acts as primary spokesperson in communicating matters arising out of such meetings to the Company. Executive sessions are held at every meeting that the Board members attend in person. Mr. Mahoney was also appointed Chairman of the Board upon the resignation of the Company’s former Chairman and Chief Executive Officer, Gary Mulloy, in June 2004.

Nomination of Directors

      The Compensation and Nomination Committee makes recommendations to the Board for the election of candidates to the Board. When considering candidates for election to the Board the Committee takes into account the size and composition of the Board, requisite skills and characteristics criteria such as independence, experience related to the needs of the Company, leadership qualities, and diversity and ability to represent the stockholders. These criteria are used to evaluate candidates identified by third party executive search firms, recommended by Committee members, other Board members, or the Company’s management and candidates nominated by stockholders of the Company. Stockholders who wish to nominate candidates for election to the Board at the next annual meeting of stockholders must adhere to the prescribed dates and follow the procedures outlined in “Stockholder Proposals” set forth on page 22 of this proxy statement.

Communication with Directors

      Stockholders, employees or interested parties with concerns about the Company may contact the Lead Outside Director confidentially c/o Chris Hutter, Vice President FP&A, Investor Relations & Treasurer, One Targeting Centre, Windsor, CT 06095. All communications relating to matters within the scope of the Board responsibilities and its Committees will be forwarded to the appropriate directors.

Director Compensation

      Directors, other than those who are full-time employees of the Company or a subsidiary, are currently eligible to receive the following:

•	$30,000 annual fee for serving as a director

•	$1,000 for each Board meeting attended

•	$500 for each Committee meeting attended

•	An additional $2,000 per year for each chairmanship held

      Note: Meetings attended via phone are compensated at half the regular meeting rate

      All Directors’ expenses for attending Board of Directors’ meetings are reimbursed by the Company.

      In addition to annual cash fees, non-employee directors receive an annual grant of restricted stock, which vests over a one-year period if the recipient remains on the Board. Also, upon initial election to the Board, non-employee directors receive a grant of options to purchase 15,000 shares of stock, which vest one-year from the date of grant. During fiscal 2004, Messrs. Brown, Dyer, Mahoney, and Newman and Mses. Gaunt and Kaplan each received a grant of 4,500 restricted shares. Restrictions lapsed in fiscal 2004 on 4,500 shares held by each of the following directors: Messrs. Brown, Dyer, Mahoney, and Newman, Ms. Gaunt, and former director, Mr. Rockwell.

      Upon retirement from the Board in fiscal 2004, Mr. Rockwell exercised the following:

•	6,750 stock options with an exercise price of $6.83;

•	1,500 stock options with an exercise price of $12.83;

•	3,750 stock options with an exercise price of $11.08;

•	3,750 stock options with an exercise price of $13.79; and

•	3,750 stock options with an exercise price of $18.88.

      Upon Mr. Herington’s election to the Board, on December 13, 2004, he received a grant of 4,500 shares of restricted stock and options to purchase 15,000 shares, both which vest one-year from the date of grant.

Board Committees and Attendance

      Each director is expected to attend all Board meetings and all meetings of the Board committees of which the director is a member. Directors are also expected to attend the Company’s annual meeting on January 20, 2005. During fiscal 2004, the Board met ten times and the committees of the Board had a total of seventeen meetings. Each director attended at least 89 percent of the meetings held by the Board during the period in which such director served, including the meetings held by the committees on which such director served. John Rockwell retired from the Board on January 23, 2004. Subsequent to year-end, S. Scott Harding was appointed to the Board on October 15, 2004 simultaneously with his election as Chief Executive Officer and Charles Herington was appointed to the Board on December 13, 2004.

      The Board currently has four active standing committees: Compensation and Nomination, Audit, Corporate Governance and Qualified Legal Compliance Committee. All of these committees are comprised of non-employee directors who are deemed independent. All committees operate under written charters, which are available on the Company’s web site at www.advo.com. Below is a brief description of each committee.

Compensation and Nomination Committee

      The Compensation and Nomination Committee met eight times during fiscal 2004.

Members:	Bobbie Gaunt (Chair)* David F. Dyer Karen Kaplan Howard H. Newman

*	From June 14, 2004 through October 14, 2004, Mr. Dyer served as the Chair while Ms. Gaunt served as Interim CEO. During that period, Ms. Gaunt was not a member of the committee.

      Principal Functions:

•	Establish corporate goals and objectives relevant to executives’ compensation that is consistent with the Company’s business goals and tie executives’ financial interests to those of the stockholders.

•	Assure that the Chief Executive Officer’s annual objectives are consistent with the Company’s business goals, are explicit, and that performance against these objectives is reviewed annually.

•	Identify individuals qualified to become members of the Board.

•	Recommend to the Board director nominees for the next annual meeting of stockholders.

•	Recommend to the Board director nominees to fill vacancies on the Board as necessary.

•	Periodically review the membership of each Board committee and, as appropriate, recommend that the Board assign, reassign or remove committee members.

Audit Committee

      The Audit Committee met nine times during fiscal 2004.

Members:	John J. Mahoney (Chair) Todd C. Brown Bobbie Gaunt*

*	From June 14, 2004 through October 14, 2004, Ms. Kaplan served on the Audit Committee while Ms. Gaunt served as Interim CEO. During that period, Ms. Gaunt was not a member of the committee.

      Principal Functions:

•	Provide assistance to the Board in fulfilling its responsibility in overseeing the Company’s financial statements and financial reporting process, the performance of the Company’s system of internal accounting and financial controls and the Company’s internal audit function.

•	Ensure the Company’s compliance with legal and regulatory requirements.

•	Authority and direct responsibility over the selection and engagement of the Company’s independent auditors and evaluating their qualifications, independence and performance.

•	Maintain free and open communication among the committee, the independent auditors, the internal auditors and management of the Company.

•	Investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.

Qualified Legal Compliance Committee

      The Board designated the Audit Committee to serve as the Company’s Qualified Legal Compliance Committee (“QLCC”) in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the SEC in 17 C.F.R. Part 205.

Members:	John J. Mahoney (Chair) Todd C. Brown Bobbie Gaunt*

*	From June 14, 2004 through October 14, 2004, Ms. Kaplan served on the QLCC while Ms. Gaunt served as Interim CEO. During that period, Ms. Gaunt was not a member of the committee.

      Principal Functions:

•	Review any report of a material violation of the securities law or a breach of a fiduciary duty by the Company, its officers, directors, employees, or agents.

•	Determine whether an investigation is necessary or appropriate to address the reports and take appropriate action.

Corporate Governance Committee

      The Corporate Governance Committee did not meet during fiscal 2004.

Members:	David F. Dyer (Chair) Bobbie Gaunt* John J. Mahoney

*	While serving as Interim CEO from June 14, 2004 through October 14, 2004, Ms. Gaunt was not a member of the committee.

      Principal Functions:

•	Develop and recommend corporate governance principles to the Board and provide a leadership role in shaping the Company’s corporate governance.

•	Develop, administer and oversee compliance with the Company’s Code of Business Ethics and Conduct.

AUDIT COMMITTEE REPORT

      In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of the financial reporting process and internal and financial controls. The Committee’s function is fully described in its charter, which the Board has adopted and which can be viewed on the Company’s web site. The Audit Committee reviews the charter on an annual basis.

      The Audit Committee is composed entirely of independent Directors who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. The Audit Committee meets independence standards established by the NYSE and the Securities and Exchange Commission (“SEC”). The Board has determined that Mr. Mahoney, Chairman of the Audit Committee, as defined by SEC rules, is both independent and an audit committee financial expert.

      The Board has designated the Audit Committee to also serve as the Company’s Qualified Legal Compliance Committee (“QLCC”) in accordance with SEC rules and regulations. The QLCC is responsible for handling reports of a material violation of the securities laws or a breach of a fiduciary duty by the Company, its officers, directors, employees, or agents. The QLCC has the authority and responsibility to inform the Company’s Chief Executive Officer and Chief Legal Officer of any violations. It can determine whether an investigation is necessary and can take appropriate action to address these reports. If an investigation is deemed necessary or appropriate, the QLCC has the authority to notify the Board, initiate an investigation and retain outside experts. The charter of the QLCC can be viewed on the Company’s web site.

      The Audit Committee has received the written disclosures and the letter from the Company’s independent auditors, Ernst & Young LLP, as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. The Company has discussed with the independent auditors the auditors’ independence from management and the Company, including matters in such written disclosures, and has considered the compatibility of non-audit services with the auditors’ independence.

      The Audit Committee discussed and reviewed with the Company’s independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees”. These communications were with and without management present, and discussed and reviewed, the overall scope and plans for the audit, the results of their examination of the financial statements, their evaluation of the Company’s internal controls within the context of the audit performed, and the overall quality of the Company’s financial reporting. The Audit Committee meets quarterly with independent auditors, internal auditors and senior management to review the Company’s interim financial results before the quarterly earnings press release is published. The Audit Committee also discussed audit plans and results of the internal audit examinations with the internal auditors.

      The Audit Committee reviewed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended September 25, 2004. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, and applicable laws and regulations. The independent auditors have a responsibility to express an opinion as to whether the financial statements present fairly, in all material respects, the Company’s consolidated financial position and the consolidated results of its operations and its cash flows in conformity with generally accepted accounting principles in the United States.

      In reliance on reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended September 25, 2004 for filing with the SEC. The Audit Committee and the Board have also appointed the Company’s independent auditors.

Principal Accounting Fees and Services

      The Audit Committee has reviewed and approved the fees paid to the independent auditors during fiscal 2004 for the categories listed below. The Audit Committee has determined that the provision for non-audit services is compatible with Ernst & Young LLP’s independence.

      The following table represents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended September 25, 2004 and September 27, 2003, and fees billed for other services performed by Ernst & Young LLP during these periods.

	2004	2003
(In thousands)
Audit fees:(1)	$337	$289
Audit related fees:(2)	115	52
Tax fees:(3)	—	5
All other fees:(4)	264

Total	$716	$346

(1)	Audit fees consisted of audit work performed on the annual financial statements, quarterly reviews and audit committee meetings.

(2)	Audit related fees consisted principally of audits of employee benefit plans and technical guidance.

(3)	Tax fees consisted principally of assistance with matters related to the acquisition of corporate entities, tax compliance and reporting.

(4)	All other fees in fiscal 2004 relate to the technology and security risk assessment services on the Company’s information systems.

AUDIT COMMITTEE:

John J. Mahoney (Chair) Todd C. Brown Bobbie Gaunt*

*	From June 14, 2004 through October 14, 2004, Ms. Kaplan served on the Audit Committee while Ms. Gaunt served as Interim CEO. During that period, Ms. Gaunt was not a member of the committee.

COMPENSATION AND NOMINATION COMMITTEE REPORT

      The Compensation and Nomination Committee of the Board of Directors (“Committee”) is responsible for establishing corporate goals and objectives relevant to the compensation paid to the Chief Executive Officer, evaluating the Chief Executive Officer’s performance and determining and approving the Chief Executive Officer’s compensation. In addition, the Committee makes recommendations to the Board with respect to ADVO’s non-CEO compensation, incentive plans and equity plans (which it administers) and provides oversight for ADVO’s executive compensation policy and philosophy. The Committee’s nomination-related responsibilities include identifying individuals qualified to be Board members, recommending to the Board director nominees to fill vacancies or to be presented to the stockholders for approval, periodically reviewing the membership of Board committees and making recommendations to the Board on committee assignments, and evaluating director candidates proposed by stockholders and making recommendations to the Board on such candidates.

      While discharging its duties, the Committee strives to align the interests of stockholders with the needs of management. The Committee believes that preserving full compensation deductibility as permitted under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended, is one of many factors to be considered in making compensation decisions. The Company recognizes, however, that flexibility is necessary and must be maintained for situations in which the interests of the Company are better served by foregoing full deductibility. The Committee is composed entirely of independent directors.

Compensation Philosophy

      ADVO’s compensation programs are designed to:

•	provide a fair, competitive and dynamic compensation program;

•	attract, retain, and develop a highly skilled and motivated workforce;

•	tie compensation directly to ADVO’s financial and operational performance;

•	foster long-term stockholder value and the attainment of specific strategic initiatives by emphasizing variable rather than fixed compensation; and

•	align stockholders’ and management’s interests.

      To accomplish these objectives, ADVO’s executive compensation program is composed of base salary and short-term and long-term incentives, which taken together, provide a competitive compensation package that is highly leveraged toward the attainment of superior Company performance. The Committee determines, reviews and approves the compensation of the Chief Executive Officer, and approves the compensation of the other executive officers. The compensation package of all executive officers has three main parts: (1) base salary (cash compensation), which is reviewed annually; (2) annual incentive payments; and (3) equity compensation.

Base Cash Compensation

      ADVO’s philosophy is to pay competitive base cash compensation as compared with a broad spectrum of organizations. To assess its competitive position, ADVO participates in and reviews salary surveys that include companies from multiple industry segments. The participating companies represent a cross section of organizations in various industries and are of similar size and scope to ADVO. Such participating companies may or may not be included in the peer group analysis found in this Proxy Statement under “Company Financial Performance,” because many of ADVO’s competitors for executive talent fall outside of ADVO’s business competitor peer group or are privately held. The surveys utilized are professionally administered by third parties and provide data concerning each of the different functional areas of ADVO’s organization. In general, ADVO’s level of cash compensation is within the third quartile of the marketplace (better than the bottom 50%, but less remunerative than the top 25%). ADVO periodically avails itself of such salary surveys, annually reviews its base compensation and incentive structure and adjusts each as necessary to reflect market conditions.

Base Pay

      Individual base pay is determined by considering:

•	the individual’s background, competencies, experience and current salary in relation to the market;

•	accomplishments as determined by the individual’s performance appraisal; and

•	the financial spending guidelines of the Company.

Short-Term Incentive

      ADVO is committed to tie associate performance with overall corporate financial performance. With that in mind, ADVO strives to provide significant financial incentives to its associates who attain and exceed established financial objectives that are aligned with ADVO’s overall goals. Such incentives are made pursuant to ADVO’s 1998 Incentive Compensation Plan (the “1998 Plan”), which was approved by stockholders in 1999, and the ADVO Incentive Plan. These plans provide a strong link between the associate’s accountabilities and impact and business performance through the use of operationally tailored measurement criteria focusing on margin improvement and/or operating income goals. These plans provide a competitively benchmarked target award based on the individual’s job grade level. The target awards range from 5% to 100% of salary. As described more fully below, for superior performance, payouts may exceed 100%. To realize the target award, certain company-wide financial performance objectives must be attained. These objectives include corporate and subsidiary targets and are measured in terms of achievement versus the annually established ADVO financial and operating plan. Beginning in fiscal 2005, the corporate measure is based on revenues in addition to consolidated operating income.

      The mix and weighting of the measurement criteria is dependent on the organizational role of each individual. All individuals eligible for incentive compensation have at least a portion of their target award based on ADVO’s attainment of planned consolidated operating income. Incentives are subject to a capped individual payout. Specific plan targets are not disclosed herein because they are considered confidential and their disclosure could injure ADVO’s competitive position. The performance attainment and resulting payout for each objective is evaluated and calculated independently. Performance below plan results in ratably lower payouts, and performance above plan results in ratably higher payouts. For superior performance, the aggregate incentive payout as a result of the attainment of the established objectives can be as high as 200% of the target award for senior executives. In order to receive any incentive payout, certain minimum levels of plan attainment must be achieved. Therefore, no incentive payments are made when operating income is below the established threshold. Under the ADVO Incentive Plan, the Chairman and the Chief Executive Officer make all final decisions concerning plan participation and payouts. Awards for certain positions may be subject to the approval of the Board of Directors. ADVO reserves the right to alter, suspend or terminate the ADVO Incentive Plan at any time without notice and without any liability for making any payments under that plan. The payout percentage in fiscal 2004 was 25% of the eligible associates target award.

Long-Term Incentive

      In order to focus management on the long-term interests of shareholders and to align the interests of the executive officers with ADVO’s long-term goals, a significant portion of overall executive compensation is based on at-risk equity compensation. Accordingly, in determining or approving the compensation of ADVO’s executive officers, the Committee generally places less emphasis on base salary and employee benefits than on annual incentives and equity-based compensation. The 1998 Plan is ADVO’s primary vehicle for providing long-term incentives. The 1998 Plan is intended to:

•	link compensation opportunities to ADVO’s achievements;

•	balance annual results with ADVO’s long-term performance; and

•	strengthen the partnership between ADVO’s executives and its stockholders.

      Participation in the 1998 Plan is limited to key management and executives in the Company. Long-term compensation targets vary by the level of the individual’s position and are based on market analysis provided from independent consultants. Periodically, these targets are reviewed. These targets are expressed as a fixed share amount, based on the grade level of the executive’s position. Stock options granted in fiscal 2004 were granted with exercise prices equal to the fair market value of ADVO’s Common Stock as of the date of grant and with 10-year terms.

      Restricted stock may also be granted under the 1998 Plan. Restricted stock grants have primarily been made to non-employee directors as part of their annual compensation and for hiring, promotion and retention of key personnel. When utilized in connection with hiring, promotion and retention, the number of restricted shares granted is based upon the grade level of the position being filled. During fiscal 2004, ADVO granted 27,000 shares of restricted stock to six non-employee directors. ADVO also granted 28,826 shares of restricted stock and 26,000 restricted stock units to a limited number of key individuals in connection with hiring and retention.

      To foster greater alignment of the interests of executives and stockholders, ADVO expects those executives who receive stock options or other stock rights to also make a personal financial commitment to acquire and hold significant amounts of ADVO stock. Persons receiving stock options or other stock rights are asked to acquire ADVO stock over a five-year period in an amount expressed as a portion of their annual base salary. The guidelines range from 300% of base salary for the Chief Executive Officer to 25% of base salary for entry-level stock option recipients. These guidelines affect approximately 120 persons.

CEO Compensation and Company Performance

      The Committee determines the compensation of the Chief Executive Officer and annually reviews his performance and salary. The Committee, at its discretion, may increase, but not decrease, his salary. Independent executive compensation consultants are typically engaged to assist in this review process.

      The employment agreement of the Company’s former Chairman and Chief Executive Officer, Gary Mulloy, was scheduled to expire on December 31, 2004. As a result, the Committee conducted a comprehensive analysis of Mr. Mulloy’s performance and compensation. Mr. Mulloy left ADVO in June 2004.

      Pursuant to his severance agreement, Mr. Mulloy is entitled to receive monthly payments in an amount equal to his base salary and target bonus until June 14, 2006. During fiscal year 2004, those payments totaled $201,000. In addition, upon execution of his severance agreement, Mr. Mulloy received a one-time payment of $50,000 for administrative services in consideration of his office and administrative needs. While receiving payments under his severance agreement, Mr. Mulloy also continues to participate in ADVO’s medical and certain other benefit plans and to receive his housing allowance. Mr. Mulloy received one year’s base salary in lieu of a short-term incentive payment for fiscal 2004. Mr. Mulloy is no longer eligible to receive grants of options or other stock rights, but those already granted continue to vest while he is receiving payments under his severance agreement.

      Upon Mr. Mulloy’s departure, the Board appointed Bobbie Gaunt, an independent director, as Interim Chief Executive Officer. In such capacity, Ms. Gaunt accepted the responsibilities of not only chief executive, but also the tasks of recruiting and hiring a new CEO and assisting in his or her transition. As provided in her employment agreement, Ms. Gaunt received cash compensation in an amount equal to $90,000 per month. Her employment agreement also provided for the grant of 4,500 shares of restricted stock in January 2005, as if she had remained an independent director throughout all of 2004, and certain other benefits, such state tax equalization payments, automobile and housing allowance. Ms. Gaunt was paid an aggregate of $288,000 of cash compensation as Interim Chief Executive Officer in fiscal 2004.

      The Committee engaged a professional executive search firm to identify candidates for a new CEO. After the Committee interviewed and evaluated a number of candidates, ADVO hired a new Chief Executive Officer, S. Scott Harding. As a result, effective October 14, 2004, Ms. Gaunt resigned her position as Interim Chief Executive Officer, terminating her contract prior to its stated expiration date, December 31, 2004. In consideration of her service, the Committee recommended to the Board of Directors, and the Board of Directors approved the issuance of 10,000 shares of restricted stock to Ms. Gaunt, which cliff vest two years from the date of grant.

      Effective October 15, 2004, S. Scott Harding became ADVO’s Chief Executive Officer. Mr. Harding’s employment agreement is for a three-year term with automatic one-year renewals, absent contrary notice at least 90 days in advance. The agreement provides for cash compensation of $775,000 per year and various benefits and eligibility to receive short-term incentive compensation under the 1998 Incentive Compensation Plan. Mr. Harding is eligible for a target annual bonus equal to 100% of his salary, determined in a manner consistent with ADVO’s bonus program applicable to senior executives, and like those of other senior executives is based solely upon ADVO’s attainment of its corporate financial goals. (See “Executive Agreements” on page 19 of this Proxy Statement for a more detailed description of Mr. Harding’s employment agreement). In connection with his employment, the Board approved an initial grant, effective November 1, 2004, of (i) an option to purchase 100,000 shares of ADVO’s stock, which vests in four equal annual installments beginning on the first anniversary of the date of grant; and (ii) a restricted stock award for 60,000 shares of ADVO stock, 10,000 of which each vest on the first three anniversaries of the date of grant with the remaining 30,000 cliff vesting on the third anniversary of the date of grant. Mr. Harding was paid a signing bonus of $250,000, which he must repay if he resigns without Good Reason or is terminated for Cause (as defined in the agreement) before May 1, 2005. Mr. Harding’s compensation package was determined by the Committee in accordance with ADVO’s compensation policy and philosophy and after a detailed analysis of chief executive compensation packages of companies of similar size and complexity to ADVO, taking into consideration the importance of linking a significant part of the Chief Executive Officer’s total compensation to the future performance of the Company.

Benefits

      ADVO offers benefits to its key executives that are substantially similar to those offered to all ADVO associates. These benefits provide a level of security against financial misfortune that may result from illness, disability or death. The differences generally promote tax efficiency and replacement of benefit opportunities afforded other employees that are lost to executives due to regulatory limits.

COMPENSATION AND NOMINATION COMMITTEE:

Bobbie Gaunt (Chair)* David F. Dyer Karen Kaplan Howard H. Newman

*	From June 14, 2004 through October 14, 2004, Mr. Dyer served as the Chair while Ms. Gaunt served as Interim CEO. During that period, Ms. Gaunt was not a member of the committee.

EXECUTIVE COMPENSATION

      The following table shows compensation paid by the Company and its subsidiaries for services in all capacities during fiscal 2004, 2003 and 2002 to each of the following named executive officers of the Company, including the former Chairman and Chief Executive Officer and former Interim Chief Executive Officer.

      Effective June 14, 2004, the Board named independent director, Bobbie Gaunt, as Interim Chief Executive Officer, effective immediately after the departure of Gary Mulloy, the Company’s former Chairman and Chief Executive Officer. Ms. Gaunt served as Interim CEO from June 14, 2004 until October 14, 2004. S. Scott Harding was named ADVO’s CEO effective October 15, 2004, subsequent to the Company’s fiscal year-end.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards

					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Options(5)	Compensation(6)

Myron L. Lubin
Executive Vice President —	2004	$357,258	$44,375	$—	$—	37,500	$21,075
President, Diversified Business	2003	343,573	52,871	—	—	22,500	20,254
Group	2002	329,154	—	—	153,160	24,000	20,146

Donald E. McCombs
Executive Vice President —	2004	355,419	44,125	—	—	37,500	18,429
President, Operations Group and	2003	342,550	52,654	—	—	30,000	18,622
Acting Chief Financial Officer	2002	329,865	—	—	—	104,469	19,432

Edwin Harless	2004	351,308	43,500	—	—	37,500	23,862
Executive Vice President —	2003	340,500	52,390	—	472,080	30,000	23,070
Chief Administrative Officer	2002	309,173	—	—	229,470	30,000	16,096

Stephanie Molnar	2004	324,123	42,375	—	301,410	35,000	21,430
Executive Vice President —	2003	281,319	38,795	—	—	21,000	16,213
President, Sales and Services	2002	250,904	—	—	—	27,379	14,730

Bobbie Gaunt	2004	287,920	—	80,269	— (4)	—	120,894	(7)
Former Interim Chief Executive	2003	—	—	—	—	—	—
Officer	2002	—	—	—	—	—	—

Gary M. Mulloy	2004	527,911	—	—	798,200	100,000	3,791,873	(8)
Former Chairman and Chief	2003	625,469	193,750	—	615,300	97,500	12,800
Executive Officer	2002	592,419	—	—	—	105,000	10,200

(1)	Amounts for each fiscal year represent bonus compensation earned for that year payable in the subsequent year.

(2)	Ms. Gaunt’s employment agreement entitled her to non-business use of the Company’s aircraft, which constituted taxable income to her of $22,107. The incremental cost to the Company of the non-business use of the Company aircraft by Ms. Gaunt was $80,269.

(3)	The restricted stock awards shown are valued at the closing market price of the Company’s Common Stock on the date of grant. The following restricted stock awards were granted:

Fiscal 2004
Mr. Mulloy — 26,000 performance based restricted stock units granted on December 11, 2003. The units vest in installments of one-third each year from the date of grant subject to the Company achieving certain performance criteria. These units will continue to vest over Mr. Mulloy’s two-year separation period. Mr. Mulloy is not entitled to receive the units associated with the third year vesting since his separation agreement ends in June 2006. The performance criteria is based on pre-established thresholds. The units vest cumulatively, in that, if the threshold is not met in a given year, but is achieved in the subsequent fiscal year, the cumulative units will be awarded in that subsequent year in which the threshold is met.
Ms. Molnar — 9,000 restricted shares granted on February 9, 2004 that will vest one-third on each anniversary date.

Fiscal 2003
Mr. Harless — 21,000 restricted shares granted on December 12, 2002 that will cliff vest on January 1, 2006.
Mr. Mulloy — 30,000 restricted stock units granted on January 30, 2003 that will vest one-third on each anniversary date.

Fiscal 2002
Mr. Lubin — 6,000 restricted shares granted on June 27, 2002 which cliff vested on July 1, 2004.
Mr. Harless — 9,000 restricted shares granted on June 27, 2002 that will cliff vest on January 1, 2006.

The number of restricted shares of Common Stock held at fiscal year-end and the value of such holdings, based on the number of restricted shares for which restrictions have not lapsed multiplied by the closing market price at September 24, 2004, was 30,000 shares and $917,000 for Mr. Harless, 9,000 shares and $275,130 for Ms. Molnar and 37,333 restricted stock units and $1,141,720 for Mr. Mulloy.

Holders of restricted shares are eligible to receive dividends to the same extent as holders of Common Stock. Dividends are accumulated and paid out at such time as the restriction lapses on the shares.

(4)	Ms. Gaunt received 4,500 shares of restricted stock on January 23, 2004 as part of her Board of Directors’ compensation, which is detailed under “Director Compensation” on page 8. Effective October 14, 2004, Ms. Gaunt resigned her position as Interim CEO, terminating her contract prior to its stated expiration date. In consideration of her service the Board of Directors approved a grant of 10,000 shares of restricted stock with a value of $301,100. These shares will cliff vest two years from the date of grant on October 14, 2006.

(5)	Includes reload option grants received from surrendering previously owned shares of ADVO Common Stock to pay the exercise price on option exercises and shares withheld to satisfy income tax withholding requirements.

(6)	Except as noted below, amounts represent contributions made on behalf of the named executives to the Company’s 401(k) plan and non-qualified savings plan.

(7)	Represents state tax equalization payments, automobile and housing allowance which Ms. Gaunt was eligible to receive as detailed in her employment agreement.

(8)	Represents amounts Mr. Mulloy is entitled to receive over his two year separation agreement which includes two years of his base salary and target bonus, continued participation in the Company’s benefits plans and housing allowance. In addition, Mr. Mulloy received a one-time payment of $50,000 for his office and administration requirements.

Options

      Set forth below is certain information concerning stock options granted during fiscal 2004 by the Company to the named executive officers.

      The hypothetical present values on the date of grant of stock options granted in fiscal 2004 shown below are presented pursuant to the SEC proxy rules and are calculated under the modified Black-Scholes model for pricing options (See footnote 2). The actual before-tax amount, if any, realized upon the exercise of stock options, will depend upon the excess of the market price of the Common Stock over the exercise price per share of the stock option. There is no assurance that the hypothetical present values of the stock options reflected in this table will be realized.

Option Grants in Last Fiscal Year

	Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise		Grant Date
	Options	Employees in	Price	Expiration	Present
Name	Granted	Fiscal Year	($/Share)	Date	Value(2)

Grants(1)
Myron L. Lubin	37,500	6%	$30.70	12/11/13	$315,000
Donald E. McCombs	37,500	6	30.70	12/11/13	315,000
Edwin Harless	37,500	6	30.70	12/11/13	315,000
Stephanie Molnar	35,000	5	30.70	12/11/13	294,000
Bobbie Gaunt	—	—	—	—	—
Gary M. Mulloy	100,000	15	30.70	12/11/13	840,000

(1)	Stock options granted in fiscal 2004 will become exercisable in 25% increments at one-year intervals from the date of grant.

(2)	The present values on grant date are calculated under the Black-Scholes model, which is a mathematical formula used to value options traded on stock exchanges, modified for pricing employee stock options. This formula considers a number of factors in order to estimate the option’s present value, including the stock’s historical volatility (24%), the exercise period of the option, and the risk-free rate of return (5.4% was the weighted average rate for fiscal 2004 grants).

      Set forth below is certain information concerning the number of shares acquired, the amounts realized on the exercise of stock options by the named executive officers during fiscal 2004 and the number and value of options held by the named executive officers at September 25, 2004. The value of exercised and unexercised in-the-money stock options at September 25, 2004 shown below is presented pursuant to SEC rules. The actual before-tax amount, if any, realized upon exercise of stock options will depend upon the excess, if any, of the market price of the Common Stock over the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will actually be realized.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
			Options at Fiscal Year-End		At Fiscal Year-End(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Myron L. Lubin	26,250	$449,738	34,500	72,000	$162,990	$213,840
Donald E. McCombs	1,956	10,554	171,135	95,625	1,088,108	340,706
Edwin Harless	—	—	77,718	77,907	199,618	263,953
Stephanie Molnar	2,258	1,960	75,879	65,000	464,661	190,890
Bobbie Gaunt	—	—	—	—	—	—
Gary M. Mulloy	663,100	10,307,005	30,500	175,625	108,885	731,831

(1)	Value is calculated by determining the difference between the fair market value at September 24, 2004 of the securities underlying the options ($30.57 per share) and the exercise price of the options.

EXECUTIVE AGREEMENTS

Employment Agreement — Bobbie Gaunt

      On June 14, 2004, the Board named independent director Bobbie Gaunt, as Interim Chief Executive Officer, effective immediately after the departure of Gary Mulloy, the Company’s former Chief Executive Officer. Ms. Gaunt received cash compensation in an amount equal to $90,000 per month. Her employment agreement also provided for the grant of 4,500 shares of restricted stock in January 2005, as if she had remained an independent director throughout all of 2004, and certain other benefits, such state tax equalization payments, automobile, and housing allowance. Ms. Gaunt was also entitled to use the Company’s aircraft for non-business use, including but not limited to, commuting back and forth between Michigan and Connecticut on the weekends.

      On October 11, 2004 ADVO hired a new Chief Executive Officer, S. Scott Harding, who commenced employment with the Company on October 15, 2004. As a result, effective October 14, 2004, Ms. Gaunt resigned her position as Interim Chief Executive Officer, terminating her contract prior to its stated expiration date, December 31, 2004. In consideration of her service, the Committee recommended to the Board of Directors, and the Board of Directors approved the issuance to Ms. Gaunt of 10,000 shares of restricted stock, which cliff vest two years from the date of grant.

Employment Agreement — S. Scott Harding

      On October 11, 2004, the Company’s Board of Directors announced the election of S. Scott Harding as Chief Executive Officer effective October 15, 2004.

      Mr. Harding’s employment agreement (“Agreement”) with the Company began on October 15, 2004 and has a term of three years with automatic one-year renewals, absent contrary notice 90 days in advance. The salary under the Agreement is $775,000 per year, subject to increases as determined by the Board of Directors. Mr. Harding is eligible for a target annual bonus equal to 100% of his salary, determined in a manner consistent with the Company’s bonus program applicable to senior executives. Mr. Harding will receive a $600 per month auto allowance throughout the Agreement and the personal use of the Company aircraft subject to a maximum annual value of $150,000 for such use during this Agreement, determined on the basis of the incremental cost to the Company. Mr. Harding will also receive a bonus payment of $250,000 as consideration for execution of the Agreement. Mr. Harding will repay this bonus amount if he resigns without Good Reason or is terminated for Cause (as such terms are defined in the Agreement) before May 1, 2005.

      In accordance with the Agreement, on November 1, 2004, Mr. Harding received options to purchase 100,000 shares of the Company common stock that will vest in four equal annual installments beginning on November 1, 2005. Mr. Harding also received a restricted stock grant for 60,000 shares of common stock, 10,000 of which will vest on each of November 1, 2005, 2006 and 2007, and the remaining 30,000 shares will cliff vest on November 1, 2007. If the Company or Mr. Harding fail to renew this Agreement, the unvested portion of the initial stock option and restricted stock grants become fully vested and exercisable.

      The agreement provides that if the Company terminates Mr. Harding’s employment for any reason other than for Cause, it will continue to pay his salary, as then in effect, for 24 months. In lieu of any bonus for the year of termination, the Company would pay an additional year’s salary. Under such circumstances, the initial stock option and restricted stock grants would become fully vested and exercisable.

Executive Severance Agreements

      The Board of Directors authorized the Company to enter into individual Executive Severance Agreements (the “Agreements”) with Messrs. Lubin, McCombs, and Harless and Ms. Molnar. These Agreements were dated as follows:

Mr. Lubin	October 17, 1995
Mr. McCombs	January 4, 1999
Mr. Harless	August 14, 2000
Ms. Molnar	July 10, 2000

      The structure of the Agreements is substantially similar, but the terms of the individual Agreements differ in some important respects as noted below.

      The Agreements’ provisions become effective upon the occurrence of a Change of Control (as defined in the Agreements) and continue for the duration of the severance period. With regard to Messrs. McCombs and Harless, the severance period is two years following a Change of Control. With regard to Mr. Lubin and Ms. Molnar, the severance period is one and one-half years following a Change of Control. In all cases, the severance period ends with the death of the executive.

      If, during the severance period, an executive’s employment is terminated by the Company for any reason other than death, disability or Cause (as defined in the Agreements), or if the executive terminates his employment for Good reason (as defined in the Agreements), the Company must pay to the executive a lump sum severance payment. With regard to Mr. Harless, the severance payment due upon such a termination of employment is equal to two times the sum of (i) the executive’s annual base pay at the highest rate in effect at any time within the 90-day period preceding the date a notice of termination of employment is given or, if higher, at the highest rate of base pay in effect within the 90-day period immediately preceding the Change of Control and (ii) the greatest amount of incentive (bonus) pay received by the executive for any calendar year or portion thereof from and including the third year prior to the first occurrence of a Change of Control. With regard to Messrs. Lubin, and McCombs and Ms. Molnar, the severance payment is equal to one and one-half times the foregoing sum.

      Additionally, upon termination, Messrs. McCombs and Harless will be entitled to receive medical and life insurance benefits for the period of two years from the date of the termination or cash in lieu thereof. Mr. Lubin and Ms. Molnar will be entitled to receive medical and life insurance benefits for the period of one and one-half years from the date of termination or cash in lieu thereof.

COMPANY FINANCIAL PERFORMANCE

      The following graph compares the performance of the Company’s Common Stock with the S&P 500 Index and a Selected Peer Group Index constructed by the Company. The comparison of total return for each of the years assumes $100 was invested on October 1, 1999 in each of the Company, the S&P 500 Index and the Selected Peer Group Index, with investment return weighted on the basis of market capitalization. The Peer Group comprises Acxiom Corp., Catalina Marketing, R.R. Donnelley & Sons Co., Dunn & Bradstreet, Information Resources, Inc., Knight-Ridder, Inc., Readers Digest, Scholastic Corp., Tribune Co., Valassis Communications and the Washington Post. The Peer Group represents a mix of newspaper, publishing, database and marketing services companies with which ADVO competes in several of its major markets.

Comparison of Five Year Cumulative Total Return*

Among Advo, Inc., S&P Index and Selected Peer Group**

	1999	2000	2001	2002	2003	2004

ADVO, INC.	$100.00	$169.77	$174.92	$163.34	$214.17	$239.24
S & P 500	100.00	113.28	83.13	66.10	82.22	93.63
PEER GROUP	100.00	98.59	81.04	94.32	98.64	109.78

      Assumes $100 invested October 1, 1999 in ADVO, Inc. Common Stock, S&P 500 Index and the Peer Group Index.

*	Total return assumes reinvestment of dividends.

**	ADVO’s fiscal year ends on the last Saturday in September.

2.                APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors recommends that proxies be voted in favor of the ratification of the appointment by the Company’s Audit Committee of Ernst & Young LLP, certified public accountants, as independent auditors for the fiscal year ending September 24, 2005. Approval of this proposal will be determined by a majority of votes cast.

      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.

The Board of Directors recommends a vote “FOR” proposal 2.

OTHER BUSINESS

      The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before such meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS

      In order to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2006 Annual Meeting of Stockholders, any stockholder proposal must be received by the Secretary of the Company prior to August 16, 2005. In addition, the form of proxy issued with the Company’s 2006 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at the 2005 Annual Meeting and which is not included in the Company’s proxy statement. However, under the rules of the SEC, such discretionary authority may not be exercised if the stockholder proponent has given the Secretary of the Company notice of such proposal prior to November 1, 2005, and certain other conditions provided for in the SEC rules have been satisfied.

STEPHEN L. PALMER
Secretary

December 22, 2004

The Board of Directors recommends that you vote "FOR" Items 1 and 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of Directors:		Nominees for election by holders of Common Stock: 01 Todd Brown, 02 David F. Dyer, 03 Bobbie Gaunt, 04 S. Scott Harding, 05 Charles M. Herington, 06 Karen Kaplan, 07 John Mahoney, 08 Howard H. Newman.

	FOR all nominees (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees	INSTRUCTION: To withhold your vote for any nominee(s), write that nominee’s name on the line below.
	☐	☐
					FOR	AGAINST	ABSTAIN
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.			2.	Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Auditors for fiscal 2005.	☐	☐	☐
				Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.				I plan to attend the meeting	☐

Signature _________________________________ Signature _________________________________ Date ______________
Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/ad Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

ADVO, INC.
One Targeting Centre, Windsor, Connecticut 06095-2639

PROXY	PROXY SOLICITED BY THE BOARD OF DIRECTORS	PROXY

     The undersigned hereby appoints Stephen L. Palmer and John D. Speridakos, and each of them, with full power of substitution, the proxies of the undersigned to vote all the shares of the Common Stock of ADVO, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on January 20, 2005 at the Company’s corporate headquarters, One Targeting Centre, Windsor, CT commencing at 11:30 a.m. (EST) or any adjournment thereof.

     In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” ALL NOMINEES FOR DIRECTOR AND WILL BE VOTED “FOR” Proposal 2.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the related Proxy Statement.

(PLEASE VOTE, SIGN AND DATE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

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